Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 1, 2008, with respect to the consolidated balance sheets of Widmer Brothers Brewing Company as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2007, included in this Joint Proxy Statement of Redhook Ale Brewery, Incorporated that is made part of the Registration Statement (Form S-4 Amendment No. 2) and related Prospectus of Redhook Ale Brewery, Incorporated.
/s/ Moss Adams LLP
Seattle, Washington
May 9, 2008